SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. _____)

Filed by the Registrant /X/

Filed by a party other than the Registrant / /

Check the appropriate box:
/x/ Definitive Proxy Statement           / / Confidential, for use of the
/ / Preliminary Proxy Statement              Commission only (as permitted
/ / Definitive Additional Materials          by Rule 14a-6(e)(2))
/ / Soliciting Material Pursuant to
    Rule 14a-11(c) or Rule 14a-12

                            SUPREME INDUSTRIES, INC.
------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11 (c) (1) (ii), 14a-6(i)(1), or
     14a-6(i) (2) or Item 22 (a) (2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6 (i) (3).

/ /	Fee computed on table below per exchange Act Rules 14a-6 (i)(4) and 0-11.
    (1)   Title of each class of securities to which transaction applies.
    (2)   Aggregate number of securities to which transaction applies.
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set fourth the amount on which the filing fee is calculated and state how it was determined.)
    (4)   Proposed maximum aggregate value of transaction.
    (5)   Total fee paid.

/x/ Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11 (a)(2) and indentify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    (1)   Amount Previously Paid.
    (2)   Form, Schedule or Registration Statement No.
    (3)   Filing Party.
    (4)   Date Filed.

                          SUPREME INDUSTRIES, INC.
                             65140 U.S. 33 East
                               P.O. Box 237
                             Goshen, IN  46526
                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held May 2, 1996

To Shareholders of
SUPREME INDUSTRIES, INC.:

The annual meeting of shareholders of Supreme Industries, Inc.
(the "Company") will be held at the Goshen Holiday Inn, U.S. 33 East and Fairfield Street, Goshen, Indiana on May 2, 1996 at 10:00 a.m. Eastern Standard Time for the following purposes:

1. To elect nine directors to serve until the next annual meeting of shareholders and until their respective successors shall be elected and qualified;

2. To ratify the selection of Coopers & Lybrand L.L.P. as independent auditors;

3. To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Class
    A Common Stock from 15,000,000 to 20,000,000 shares; and

4. To transact such other business as may properly come before the meeting and any adjournment thereof.

Information regarding matters to be acted upon at this meeting is contained in the accompanying Proxy Statement. Only shareholders of record at the close of business on March 20, 1996 are entitled to notice of and to vote at the meeting and any adjournment thereof.

All shareholders are cordially invited to attend the meeting. Whether or not you plan to attend, please complete, sign, and return promptly the enclosed proxy in the accompanying addressed envelope for which postage is prepaid. You may revoke the proxy at any time before the commencement of the meeting.

                               By Order of the Board of Directors


Goshen, Indiana                William J. Barrett
March 25, 1996                 Secretary


IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. PLEASE COMPLETE, SIGN, AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING.

                          SOLICITATION OF PROXIES

This Proxy Statement and accompanying Proxy are furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of Supreme Industries, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held at the Goshen Holiday Inn, U.S. 33 East and Fairfield Street, Goshen, Indiana, 10:00 a.m. Eastern Standard Time on May 2, 1996, or at any adjournment thereof. The Notice of Meeting, the form of Proxy, and this Proxy Statement are being mailed to the Company's shareholders on or about March 28, 1996.

The expense of proxy solicitation will be borne by the Company. Although solicitation is to be made primarily through the mails, the Company's officers and/or employees and those of its transfer agent may solicit proxies by telephone, telegram, or personal contact, but in such event no additional compensation will be paid by the Company for such solicitation. Further, brokerage firms, fiduciaries, and others may be requested to forward solicitation material regarding the meeting to beneficial owners of the Company's common stock, and in such event the Company will reimburse them for all accountable costs so incurred.

A copy of the Annual Report to Shareholders of the Company for its fiscal year ended December 31, 1995, is being mailed with this Proxy Statement to all such shareholders entitled to vote, but does not form any part of the information for solicitation of proxies.


                       RECORD DATE AND VOTING SECURITIES

The Board of Directors of the Company has fixed the close of Business on March 20, 1996, as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 7,127,289 shares of Class A Common Stock and 1,402,976 shares of Class B Common Stock of the Company issued and outstanding. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock as of the record date is necessary to constitute a quorum at the Annual Meeting with respect to matters upon which both classes of Common Stock are entitled to vote.


                     ACTION TO BE TAKEN AND VOTE REQUIRED

Action will be taken at the meeting to elect a Board of Directors and to ratify the selection of Coopers & Lybrand L.L.P. as independent auditors. In addition shareholders will be asked to approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Class A Common Stock from 15,000,000 to 20,000,000 shares. The proxy will be voted in accordance with the directions specified thereon, and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no directions are specified will be voted for the election of directors named herein, and otherwise in accordance with the judgment of the persons designated as proxies. Any person executing the enclosed proxy may nevertheless revoke it at any time prior to the actual voting thereof by filing with the Secretary of the Company either a written instrument expressly revoking it or a duly executed proxy bearing a later date. Furthermore, such person may nevertheless elect to attend the meeting and vote in person, in which event, the proxy will be suspended.

The Company's Certificate of Incorporation authorizes two classes of $.10 par value Common Stock (designated Class A and Class B) as well as one class of $1.00 par value preferred stock. No shares of the preferred stock are outstanding. In voting on all matters expected to come before the meeting, a shareholder of either Class A or Class B Common Stock will be entitled to one vote, in person or by proxy, for each share held in his name on the record date, except that the holders of Class A Common Stock shall be entitled to elect that number (rounded down) of directors equal to the total number of directors to be elected divided by three, i.e., three directors, and the holders of Class B Common Stock shall be entitled to elect the remaining directors. The election of three directors by the holders of the Class A Common Stock requires the affirmative vote of a majority of the shares of Class A Common Stock represented in person or by proxy at a meeting at which a majority of the outstanding Class A shares is present. The Company's Certificate of Incorporation prohibits cumulative voting. Ratification of the selection of auditors requires the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock present, in person or by proxy, at the annual meeting. Approval of the amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Class A Common Stock from 15,000,000 to 20,000,000 shares requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company entitled to vote thereon and the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock of the Company entitled to vote thereon.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tabulation sets forth the names of those persons who are known to Management to be the beneficial owners as of March 1, 1996 of more than five percent of the Company's Class A or Class B Common Stock. Such tabulation also sets forth the number of shares of the Company's Class A or Class B Common Stock beneficially owned as of March 1, 1996 by all of the Company's directors and nominees (naming them) and all directors and officers of the Company as a group (without naming them). Persons having direct beneficial ownership of the Company's Common Stock possess the sole voting and dispositive power in regard to such stock. Class B Common Stock is freely convertible on a one-for-one basis into an equal number of shares of Class A Common Stock, and ownership of Class B shares is deemed to be beneficial ownership of Class A shares under Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934. As of March 1, 1996, there were 7,127,289 Class A shares and 1,402,976 Class B shares outstanding.

The following tabulation also includes Class A shares covered by options granted under the Company's 1982 Incentive Stock Option Plan and 1992 Stock Option Plan, which options are collectively referred to as "Stock Options". The tabulation also includes Class A shares which beneficial owners have the immediate right to purchase under the terms of the 1993 Callable Warrants. The Stock Options and 1993 Callable Warrants have no voting or dividend rights.


                                      Amount and Nature
Name and Adress                         of Beneficial    Percent of
of Beneficial Owner     Title Class       Ownership       Class (1)

Massachusetts Mutual
  Life Ins. Co.         Class A          866,812(2)        11.6%
1295 State Street
Springfield, MA  01111


MassMutual Corporate
  Investors             Class A          643,704(2)         8.8%
1295 State Street
Springfield, MA  01111

Pioneering Management
  Corporation           Class A          737,440           10.3%
60 State Street
Boston, MA  02109

Wellington Management
  Company               Class A          393,377            5.5%
75 State Street
Boston, MA  02109

Thomas Cantwell         Class A          637,440(3)(8)      8.3%
3949 Ann Arbor Dr.      Class B          474,257           33.8%
Houston, TX  77063

Herbert M. Gardner      Class A          614,406(3)(4)(8)   8.1%
26 Broadway, Suite 815  Class B          352,705(4)        25.1%
New York, NY  10004

William J. Barrett      Class A          868,948(3)(5)(8)  11.4%
26 Broadway, Suite 815  Class B          403,998(5)        28.8%
New York, NY  10004

Omer G. Kropf           Class A          387,780(3)(6)      5.4%
16500 County Road 38
Goshen, IN  46526

Robert J. Campbell      Class A          109,645(3)(7)(8)   1.5%
1304 Summit Avenue      Class B          33,392             2.4%
Suite 2
Plano, TX  75074

Rice M. Tilley, Jr.     Class A          15,276(3)           *
3200 Bank One Tower
500 Throckmorton
Fort Worth, TX  76102


Robert W. Wilson        Class A           31,207(3)          *
16500 County Road 38
Goshen, IN  46526

H. Douglas Schrock      Class A           60,315(3)          *
P.O. Box 65
New Paris, IN  46553

Rick L. Horn            Class A           3,666(3)           *
16500 County Road 38
Goshen, IN  46526

All directors and
  officers as a group   Class A           2,728,683(8)     31.0%
  of (9) persons        Class B           1,264,352        90.1%



(1) The percentage calculations have been made in accordance with Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934. In making these calculations, shares beneficially owned by a person as a result of the ownership of certain convertible notes, warrants, or options, or ownership of Class B Common Stock, were deemed to be currently outstanding solely with respect to the holders of such notes, options or Class B shares.

(2) Includes 175,472 shares as to Massachusetts Mutual Life Insurance Company and 87,736 shares as to MassMutual Corporate Investors deemed beneficially owned as a result of the holding of 8.6% Convertible Subordinated Notes, Series B, issued by the Company and convertible at any time prior to maturity in 1996. Also included are 145,797 shares for Massachusetts Mutual Life Insurance Company and 126,458 shares for MassMutual Corporate Investors that will result from the exercise of the Company's 1993 Callable Warrants. Massachusetts Mutual Life Insurance Company is an investment advisor to MassMutual Corporate Investors.

(3) Includes the number of Class A Shares set forth opposite the persons named in the following table, which shares are beneficially owned as a result of the ownership of Stock Options under the Company's 1982 and 1992 Stock Option Plans and ownership of the Company's 1993 Callable Warrants.

                                                                   1993
                              Incentive       Nonstatutory       Callable
                             Stock Options    Stock Options      Warrants
Thomas Cantwell                   -0-              -0-             99,689
Herbert M. Gardner                -0-              -0-             80,218
William J. Barrett                -0-              -0-            112,587
Omer G. Kropf                   18,333             -0-             10,896
Robert J. Campbell                -0-              -0-             16,412
Rice M. Tilley, Jr.               -0-             7,333             1,134
Robert W. Wilson                25,666             -0-              3,666
H. Douglas Schrock                -0-             7,333             8,982
Rick L. Horn                     3,666             -0-               -0-
All directors and
  officers as a group           47,665           14,666           333,584


(4) Includes 2,105 shares of Class A Common Stock, 36,565 shares of Class B Common Stock and 6,094 shares of Class A Common Stock owned beneficially by Mr. Gardner's wife that will result from the exercise of the Company's 1993 Callable Warrants. Mr. Gardner has disclaimed beneficial ownership of these shares.

(5) Includes 44,374 shares of Class A Common Stock, 6,365 shares of Class B Common Stock and 8,393 shares of Class A Common Stock owned beneficially by Mr. Barrett's wife that will result from the exercise of the Company's 1993 Callable Warrants. Mr. Barrett has disclaimed beneficial ownership of these shares.

(6) Includes 635 shares of Class A Common Stock and 105 shares of Class A Common Stock that will result from the exercise of the 1993 Callable Warrants owned beneficially by Mr. Kropf's wife. Mr. Kropf has disclaimed beneficial ownership of these shares.

(7) Includes 258 Class A Common Stock and 42 shares of Class A Common Stock that will result from the exercise of the Company's 1993 Callable Warrants owned beneficially by Mr. Campbell's wife, as custodian for their children. Mr. Campbell has disclaimed beneficial ownership of these shares.

(8) Includes the number of shares of Class A Common Stock which are deemed to be beneficially owned as a result of ownership of shares of Class B Common Stock, which Class B shares are freely convertible on a one-for-one basis into Class A shares.

Depositories such as The Depository Trust Company (Cede & Company) as of March 1, 1996 held, in the aggregate, more than 5% of the Company's then outstanding Class A voting shares. The Company understands that such depositories hold such shares for the benefit of various participating brokers, banks, and other institutions which are entitled to vote such shares according to the instructions of the beneficial owners thereof. The Company has no reason to believe that any of such beneficial owners hold more than 5% of the Company's outstanding voting securities.

                           ELECTION OF DIRECTORS

Nine directors are to be elected at the annual meeting of shareholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees shown below for the term of one year and until their successors are duly elected and have qualified. The Company's Board of Directors is currently comprised of nine members. Of the persons named below, Messrs. Tilley, Schrock, and Horn have been nominated for election by the holders of Class A Common Stock, and the remaining persons have been nominated for election by the holders of Class B Common Stock.

Messrs. Gardner, Barrett, Kropf and Wilson were the executive officers of
the Company as of December 31, 1995.   Officers are elected annually by the
Board of Directors at the Annual Meeting of Directors held immediately following the Annual Meeting of Shareholders. Except as otherwise noted below, each of the Company's executive officers has served as such since 1979.

Although it is not contemplated that any nominee will be unable to serve as a director, in such event the proxies will be voted by the holders thereof for such other person as may be designated by the current Board of Directors. The Management of the Company has no reason to believe that any of the nominees will be unable or unwilling to serve if elected to office, and to the knowledge of Management, the nominees intend to serve the entire term for which election is sought.

There are no family relationships by blood, marriage, or adoption between any director or executive officer, except Mr. Schrock who is Mr. Barrett's brother-in-law. Mr. Rice Tilley is a member of the law firm of Law, Snakard & Gambill, a Professional Corporation, which performed legal services for the Company during 1995.

Only nine nominees for director are named, even though the Company's bylaws allow a maximum of fifteen, since the proposed size of the board is deemed adequate to meet the requirements of the Board of Directors. The proxies given by the Class A Shareholders cannot be voted for more than three persons and the proxies given by Class B shareholders cannot be voted for more than six persons. The information set forth below with respect to each of the nominees has been furnished by each respective nominee.

                                               Served as
                                               Executive     Positions With
Name, Age, and Business Experience           Officer Since      Company

Herbert M. Gardner, 56                             1979       Chairman of the
Senior Vice President of Janney                               Board, President
Montgomery Scott Inc., investment
bankers, since 1978; Chairman
of the Board of the Company, a
manufacturer of specialized truck
bodies and shuttle buses, since 1979
and President of the Company since
June 1992; Chairman of the Board and
a Director of Contempri Homes, Inc.,
a manufacturer of modular homes,
since 1987; Shelter Components
Corporation, Director, a supplier to
the manufactured housing and recreational vehicle industries; Nu Horizons Electronics
Corporation, Director, an electronic
component distributor; Transmedia Network,
Inc., Director, a specialized restaurant savings charge card company; Hirsch
International Corporation, Director,
importer of computerized embroidery
machines, supplies, and developer of
embroidery machine application software;
TGC Industries, Inc., Director, a company engaged in the geophysical services industry and a specialty packaging manufacturer and distributor; The Western
Transmedia Company, Inc., Director, a
franchisee of Transmedia Network principally for the State of California, a specialized finance charge card company.

Omer G. Kropf, 54                                  1984       Executive
Executive Vice President of the Company since                 Vice
August 1985; President and Chief Executive                    President
Officer of Supreme Corporation, a subsidiary of the Company, since January 19, 1984; Vice
President of Contempri Homes, Inc., a
manufacturer of modular homes, from 1987 to February, 1994; President of a specialized truck body manufacturing company from 1974 through 1983, the predecessor of Supreme
Corporation.

William J. Barrett, 56                              1979      Secretary
Senior Vice President of Janney Montgomery                    And Assistant
Scott Inc., investment bankers, since 1966;                   Treasurer
Secretary and Assistant Treasurer of the Company and a Director since 1979; Secretary and Assistant Treasurer of Contempri Homes,
Inc., and a Director of Contempri Homes, Inc., a manufacturer of modular homes, since 1987;
Esmor Correctional Services, Inc., Director, a private management and operation firm of secure and non-secure corrections and detention facilities for federal, state and local corrections agencies; Frederick's of Hollywood,
Inc., Director, an apparel marketing company;
Shelter Components Corporation, Chairman of the Board, a supplier to the manufactured housing and recreational vehicle industries; TGC
Industries, Inc., Director, a geophysical services company and a specialty packaging manufacturer and distributor; The Western
Transmedia Company, Inc., Director, a
franchisee of Transmedia Network principally for the State of California, a specialized finance charge card company.

Robert W. Wilson, 51                                1990      Executive Vice
Treasurer, Executive Vice President, and                      President,
Chief Financial Officer of the Company                        Treasurer and
since December 1992; Vice President of                        Chief Financial
Finance of Supreme Corporation since 1988;                    Officer
Senior Auditor Price Waterhouse LLP,
1969 through 1973; Controller Riblet
Products Inc., 1973 through 1979; and Vice
President Riblet Products Inc., 1979 through
1988.

Robert J. Campbell, 64                              1979      None
Vice Chairman of the Board of TGC
Industries, Inc., a geophysical services company and a specialty packaging manufacturer and distributor, since July 1993; Chairman of the Board and Chief Executive Officer of TGC
Industries, Inc. from July 1986 to July 1993.
Prior to such time, President and Chief
Executive Officer of the Company for more than five years.

Dr. Thomas Cantwell, 68                             1979      None
1978 to present, independent oil and gas consultant and personal investor; September
1987 to present, President of Technical
Computer Graphics, Inc., a software/hardware integrator in the computer graphics field;
October 1992 to present, Director of Discreet
Logic, Inc., a software development company.

H. Douglas Schrock, 47                              1990      None
President of Smoker Craft, Inc., a
pleasure boat manufacturer, since 1978;
President of Earthway Products, Inc., a
gardening supplies manufacturer; and President of Goshen Iron and Metal Company, a scrap and metal trader; Executive Vice President of Goshen Sash and Door Company, a distributor of windows and doors; Director of Society
Bank of Indiana; Director of Contempri Homes,
Inc., a manufacturer of modular homes, since
November 1990.

Rice M. Tilley, Jr., 59                             1981      None
Member of the law firm of Law, Snakard &
Gambill, a Professional Corporation, since
1965.

Rick L. Horn, 43                                    1995      None
Vice President of Sales and Marketing of
Supreme Corporation since September 1994, a position held from May 1980 to January
1988; President and Chief Executive Officer of Iowa Mold Tooling Company, a manufacturer of truck mounted cranes from July 1991 to August 1994; President of Stahl - A Scott
Fetzer Company, a manufacturer of utility and service truck bodies from January 1988 to July 1991; and various sales and marketing positions with Holiday Rambler Corporation, a recreational vehicle manufacturer, from June
1975 to January 1980.



               COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors has an Executive Committee comprised of Dr. Cantwell and Messrs. Gardner, Barrett, and Kropf, an Audit Committee comprised of Messrs. Tilley, Schrock and Campbell, and a Stock Option Committee comprised of Dr. Cantwell and Messrs. Gardner and Barrett.

The Executive Committee, which met four times during the fiscal year ended December 31, 1995, is charged by the Company's bylaws with the responsibility of exercising such authority of the Board of Directors as is specifically delegated to it by the Board, subject to certain limitations contained in the bylaws.

The Audit Committee met twice during the fiscal year ended December 31, 1995. The purpose and functions of the Audit Committee are to recommend the appointment of independent auditors; review the scope of the audit proposed by the independent auditors; review year-end financial statements prior to issuance; consult with the independent auditors on matters relating to internal financial controls and procedures; and make appropriate reports and recommendations to the Board of Directors.

The Stock Option Committee met twice during the year.   The Committee is
responsible for awarding Stock Options to key employees or individuals who provide substantial advice or other assistance to the Company so that they will apply their best efforts for the benefit of the Company.

The Board of Directors does not have nominating or compensation committees.

During the fiscal year ended December 31, 1995, the Board of Directors held three special meetings in addition to its regular meeting. All of the Directors listed herein attended 75% or more of the total meetings of the Board and of the committees on which they serve.


                           EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by the Company and its subsidiaries for services rendered during the last three fiscal years to the Company's chief executive officer and each of the most highly compensated executive officers of the Company whose cash compensation exceeds $100,000.

                         Summary Compensation Table

Name and Principal    Annual Compensation      Long Term        All Other
Position           Year  Salary $  Bonus $   Compensation   Compensation $(4)
Herbert M.         1995  $108,000  $ 80,025        -                 -
Gardner (1)        1994    96,000    66,291        -                 -
Chairman of the    1993    84,000      -           -                 -
Board and
President

William J.         1995   108,000    80,025        -                 -
Barrett (1)        1994    96,000    66,291        -                 -
Secretary and      1993    84,000      -           -                 -
Assistant
Treasurer

Omer G. Kropf (2)  1995   210,000   421,000        -                4,576
Executive Vice     1994   190,000   332,000        -                3,320
President          1993   176,000   167,650        -                1,340

Robert W.          1995   100,000    90,000        -                2,236
Wilson (3)         1994    94,016    80,000        -                1,064
Treasurer,         1993    86,488    37,000        -                  968
Executive Vice
President and
Chief Financial
Officer



(1) On January 1, 1993, the Company entered into three-year consulting agreements commencing on January 1, 1993 with Mr. Gardner and Mr. Barrett for financial and advisory consulting services. On September 22, 1994 the Board of Directors approved an amendment to the contracts so that on December 31st of each year the contracts will be extended for an additional year so as to have a term ending three years thereafter. The terms of the agreement call for Mr. Gardner and Mr. Barrett to receive annual consulting fees of $84,000 in 1993, $96,000 in 1994 and $108,000 in 1995 and thereafter, plus a cash incentive performance fee in the amount of $36,000 if the pre-tax earnings of the Company exceed $2,000,000 plus an amount equal to 0.6% of the amount by which such pre-tax earnings exceed $2,000,000.

(2) On May 1, 1993, the Company entered into a five-year employment contract with Mr. Kropf through April 30, 1998. The terms of this agreement provide for a minimum base salary of $190,000 per year plus a bonus subject to approval by the Board of Directors, based upon the Company's pre-tax operating performance.

(3) On October 1, 1994 the Company entered into a three-year employment contract with Mr. Wilson through December 31, 1997. The terms of the agreement provide for a minimum base salary of $100,000 per year plus a bonus subject to approval by the Board of Directors, based upon the Company's pre-tax operating performance.

(4) Includes the Company's matching contribution to its Section 401 (k) Retirement Plan and payment of premiums for disability and life insurance coverage for the named executive.


                          Director Compensation

Outside directors, with the exception of Mr. Campbell who receives $1,000 per month as an outside director, are paid $500 per regular board meeting attended and an additional $5,000 annually. Members of the Audit Committee, with the exception of Mr. Campbell, are paid $500 per meeting. Non-employee members of the Executive Committee are paid $2,000 per month. Each Director is reimbursed for out-of-pocket expenses incurred in attending Board or Committee meetings.


                  Option/SAR Grants in Last Fiscal Year

There were no stock options or stock appreciation rights granted in the last fiscal year to any of the executive officers of the Company.


               Aggregate Option/SAR Exercises in Last Fiscal
                 Year and Fiscal Year-End Option/SAR Values

The following table sets forth certain information regarding the year-end value of Options held by the Company's executive officers during the fiscal year ended December 31, 1995. No options were exercise by the Company's executive officers during the year. There are no stock appreciation rights outstanding.


                                          Number of
               	                         Unexercised   Value of Unexercised
               	                          Options at   	In-the-Money Options
               	 Shares       Value      the Year-End     at the Year-End
              Acquired On    Realized     Exercisable/   (1) Exercisable/
Name            Exercise   At Exercise  Unexercisable      Unexercisable
Omer G. Kropf      -            -      18,333    9,167   $153,539   $76,774

Robert W. Wilson   -            -      25,666    1,834   $214,952   $15,360

(1) The value of outstanding options is based on the December 31, 1995 closing stock price which was $8.375.


          The Board of Directors Report on Executive Compensation

The Company's compensation policy and annual compensation applicable to the Company's executive officers are the responsibility of the Board of Directors. Executive officers of the Company who are also members of the Board do not participate in setting their own compensation. The Board of Directors reviews the individual performance of each executive officer and the financial performance of the Company. The Board also takes into account salary levels, bonus plans, stock incentive plans and other compensation packages made available to executive officers of companies of similar size and nature. The Board of Directors considers the Company's compensation policy in light of Section 162(m) of the Internal Revenue Code of 1986 and related regulations regarding the deductibility of certain compensation.
No executive has received compensation which is non-deductible under such Section; however, the Board of Directors may determine to pay compensation which is non-deductible in certain circumstances. In accordance with the above compensation policy, the Board of Directors has established certain compensation arrangements as set forth below.

The Board has approved Consulting Agreements between the Company and Mr. Herbert M. Gardner, Chairman of the Board and President of the Company, and Mr. William J. Barrett, Secretary and Assistant Treasurer of the Company. These Consulting Agreements went into effect January 1, 1993, and, as amended continue through December 31, 1998. In consideration of services to be provided to the Company, the Consulting Agreements provide for each of Messrs. Gardner and Barrett to receive (in addition to certain fringe benefits): (1) a monthly fee of $7,000 during 1993, $8,000 during 1994, and $9,000 during 1995 and in each year thereafter (which monthly payments are to be offset by all other fees paid to Messrs. Gardner and Barrett, respectively, for serving as members of the Board of Directors and any committee of the Company and it's subsidiaries): and (2) if the pre-tax earnings of the Company exceed $2,000,000, an incentive bonus of $36,000, plus an amount equal to 0.6% of the amount by which such pre-tax earnings exceed $2,000,000.

The Company's wholly-owned subsidiary, Supreme Corporation, has entered into an Employment Contract with Mr. Omer G. Kropf employing Mr. Kropf as President of Supreme Corporation (Mr. Kropf is also an Executive Vice President of the Company). The Employment Contract is for a term of five years beginning on May 1, 1993, and ending on April 30, 1998. In consideration of his services rendered as President of Supreme Corporation, the Employment Contract provides that Supreme Corporation will pay to Mr. Kropf (in addition to certain fringe benefits) a minimum base salary of $190,000 per year plus a pre-tax incentive bonus if earned under Supreme
Corporation's Bonus Payment Plan.   Under this Plan, an amount equal to ten
percent (10%) of Supreme Corporation's pre-tax profits is (subject to Board approval) placed into a bonus pool which is then allocated among, and is distributed to, Supreme Corporation's key executives. The allocation of such bonus pool is approved by the Board of Directors based upon an analysis of the contributions of key executives to the Company's financial performance and a consideration of Management's recommendation as to an appropriate allocation to reward such contributions. For 1995, Supreme Corporation's significantly increased pre-tax earnings resulted in bonus payments to Mr. Kropf of $421,000.

The Company's wholly-owned subsidiary, Supreme Corporation, has also entered into an Employment Contract with Mr. Robert W. Wilson employing Mr. Wilson as Vice President of Finance, Treasurer and Assistant Secretary of Supreme Corporation (Mr. Wilson is also Executive Vice President, Treasurer and Chief Financial Officer of the Company). The Employment Contract is for a term of 3 years and 3 months beginning October 1, 1994 and ending December 31, 1997. In consideration of his services rendered as Executive Vice President, Treasurer and Chief Financial Officer of the Corporation, the Employment Contract provides that Supreme Corporation will pay to Mr. Wilson (in addition to certain fringe benefits) a base salary of $100,000 per year plus a pre-tax incentive bonus if earned under Supreme Corporation's Bonus Payment Plan described in the preceding paragraph. For 1995, Supreme Corporation's significantly increased pre-tax earnings resulted in a bonus payment to Mr. Wilson of $90,000.


                        The Board of Directors

                William J. Barrett         Omer G. Kropf
                Robert J. Campbell         H. Douglas Schrock
                Thomas Cantwell            Rice M. Tilley, Jr.
                Herbert M. Gardner         Robert W. Wilson
                Rick L. Horn


                          Stock Option Plans

1992 Stock Option Plan

On April 7, 1992, the Company's Board of Directors approved and adopted, subject to shareholder approval, the Company's 1992 Stock Option Plan.
The plan was approved by the shareholders at the annual meeting held on June 11, 1992. The following paragraphs summarize certain provisions of the 1992 Stock Option Plan and are qualified in their entirety by reference thereto. The 1992 Stock Option Plan provides for the granting of options (collectively, the "1992 Options") to purchase shares of the Company's Class A Common Stock to certain key employees of the Company and/or its affiliates, and certain individuals who are not employees of the Company or its affiliates but who from time to time provide substantial advice or other assistance or services to the Company and/or its affiliates. The 1992 Stock Option Plan authorizes the granting of options to acquire up to 330,000 (adjusted for the 10% stock dividend) shares of Class A Common Stock, subject to certain adjustments described below. Subject to such limitations, there is no limit on the absolute number of awards that may be granted during the life of the 1992 Stock Option Plan. At the present time, there are approximately 40 employees of the Company, including 16 officers of the Company (5 of whom are also directors), who, in management's opinion, would be considered eligible to receive grants under the 1992 Stock Option Plan, although fewer employees may actually receive grants. At December 31, 1995, 153,010 options were outstanding under this plan, of which 96,506 were exercisable.

Authority to administer the 1992 Stock Option Plan has been delegated to a committee (the "Committee") of the Board of Directors. Except as expressly provided by the 1992 Stock Option Plan, the Committee has the authority, in its discretion, to award 1992 Options and to determine the terms and conditions (which need not be identical) of such 1992 Options, including the persons to whom, and the time or times at which, 1992 Options will be awarded, the number of 1992 Options to be awarded to each such person, the exercise price of any such 1992 Options, and the form, terms and provisions of any agreement pursuant to which such 1992 Options will be awarded. The 1992 Stock Option Plan also provides that the Committee may be authorized by the Board of Directors to make cash awards as specified by the Board of Directors to the holder of a 1992 Option in connection with the exercise thereof. Subject to the limitation set forth below, the exercise price of the shares of stock covered by each 1992 Option will be determined by the Committee on the date of award.

Unless a Holder's option agreement provides otherwise, the following provisions will apply to exercises by the Holder of his or her option: No options may be exercised during the first twelve months following grant. During the second year following the date of grant, options covering up to one-third of the shares covered thereby may be exercised, and during the third year options covering up to two-thirds of such shares may be exercised. Thereafter, and until the options expire, the optionee may exercise options covering all of the shares. Persons over sixty-five on the date of grant may exercise options covering up to one-half of the shares during the first year and thereafter may exercise all optioned shares. Subject to the limitations just described, options may be exercised as to all or any part of the shares covered thereby on one or more occasions, but, as a general rule, options cannot be exercised as to less than one hundred shares at any one time.

The exercise price of the shares of stock covered by each incentive stock option ("ISO"), within the meaning of Sec. 422 of the Internal Revenue Code of 1986, as amended (the "Code"), will not be less than the fair market value of stock on the date of award of such ISO, except that an ISO may not be awarded to any person who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, unless the exercise price is at least one hundred ten percent (110%) of the fair market value of the stock at the time the ISO is awarded, and the ISO is not exercisable after the expiration of five years from the date it is awarded.

The exercise price of the shares of Class A Common Stock covered by each 1992 Option that is not an ISO ("NSO") will not be less than fifty percent (50%) of the fair market value of the stock on the date of award.

Payment for Class A Common Stock issued upon the exercise of a 1992 Option may be made in cash or, with the consent of the Committee, in whole shares of Class A Common Stock owned by the holder of the 1992 Option for at least six months prior to the date of exercise or, with the consent of the Committee, partly in cash and partly in such shares of Class A Common Stock. If payment is made, in whole or in part, with previously owned shares of Class A Common Stock, the Committee may issue to such holder a new 1992 Option for a number of shares equal to the number of shares delivered by such holder to pay the exercise price of the previous 1992 Option having an exercise price equal to not less than one hundred percent (100%) of the fair market value of the Class A Common Stock on the date of such exercise. A 1992 Option so issued will not be exercisable until the later of the date specified in an individual option agreement or six months after the date of grant.

The duration of each 1992 Option will be for such period as the Committee determines at the time of award, but not for more than ten years from the date of the award in the case of an ISO, and in either case may be exercised in whole or in part at any time or only after a period of time or in installments, as determined by the Committee at the time of award, except that after the date of award, the Committee may accelerate the time or times at which a 1992 Option may be exercised.

In the event of any change in the number of outstanding shares of Class A Common Stock effected without receipt of consideration therefor by the Company, by reason of a stock dividend, or split, combination, exchange of shares or other recapitalization, merger, or otherwise, in which the Company is the surviving corporation, the aggregate number and class of reserved shares, the number and the class of shares subject to each outstanding 1992 Option, and the exercise price of each outstanding 1992 Option shall be automatically adjusted accurately and equitably to reflect the effect thereon of such change. Unless a holder's option agreement provides otherwise, a dissolution or liquidation of the Company, certain mergers or consolidations in which the Company is not the surviving corporation, or certain transactions in which another corporation becomes the owner of fifty percent (50%) or more of the total combined voting power of all classes of stock of the Company, shall cause such holder's 1992 Options then outstanding to terminate, but such holder shall have the right, immediately prior to such transaction, to exercise such 1992 Options without regard to the period and installments of exercisable applicable pursuant to such holder's option agreement.

The 1992 Stock Option Plan will terminate on April 7, 2002, or on such earlier date as the Board of Directors may determine. Any stock options outstanding at the termination date will remain outstanding until they have been exercised, terminated, or have expired.

The 1992 Stock Option Plan may be terminated, modified, or amended by the Board of Directors at any time without further shareholder approval, except that shareholder approval is required for any amendment that: (a) changes the number of shares of Class A Common Stock subject to the 1992 Stock Option Plan, (b) changes the designation of the class of employees eligible to receive 1992 Options, (c) decreases the price at which ISOs may be granted, (d) removes the administration of the 1992 Stock Option Plan from the Committee, or (e) without the consent of the affected holder, causes the ISO's granted under the 1992 Stock Option Plan and outstanding at such time that satisfied the requirements of Sec. 422 of the Code to no longer to satisfy such requirements.


1982 Incentive Stock Option Plan

The Company previously maintained a 1982 Incentive Stock Option Plan
(the "1982 Plan") under which 338,771 shares of Class A Common Stock were reserved for grant. The 1982 Plan expired January 19, 1992 and no additional options under the Plan can be granted. One-third of the shares granted can be exercised each year beginning with the second year following the date of grant. All options expire five years from date of grant. At December 31, 1995, 22,000 options were outstanding under this plan of which all were exercisable.

                        401 (k) Retirement Plan

The Company has a Section 401 (k) Retirement Plan (the "Retirement Plan") which offers employees tax advantages pursuant to Section 401 (k) of the Internal Revenue Code. During the year ended December 31, 1995, all of the employees of the Company and one of its subsidiaries (collectively, the " Employer") were eligible to participate in the Retirement Plan if they had reached the age of 21 and had been employed by the Employer for at least one full calendar year. Under the terms of the Retirement Plan, a participant may elect to defer up to 15% of his compensation. Thru February 1994, the Company contributed ten cents on each dollar of the first 6% of compensation contributed by participants. On February 4, 1994, the Board of Directors approved an increase to fifteen cents on each dollar of the first 6% of compensation contributed by participants effective March 1, 1994. Payments are made by the Company and the Participants, the latter by means of a payroll deduction program. Within specified limits, a participant has the right to direct his or her savings into certain kinds of investments. The total aggregate amount of the Company's contribution for Messrs. Kropf and Wilson was $924. respectively, and for all executive officers as a group was $1,848.


                            Stock Price Performance

The following Stock Performance Table shows the changes over the past five year period in the value of $100 invested in: (1) the Company's Class A Common Stock, (2) the American Stock Exchange Market Value Index, and (3) the common stock of the peer group of companies comprising the Dow Jones - Transportation Equipment Sector. The Transportation Equipment Sector is principally comprised of manufacturers of rail cars, buses and commercial land vehicles, including trucks and truck parts. The year-end values of each investment are based on share price appreciation and the reinvestment of dividends. The stock price performance shown below is not necessarily indicative of future performance.


                  Comparison of 5-Year Comulative Total Return

Performance Table for Supreme Industries, Inc.

                  12/31/90  12/31/91  12/31/92	  12/31/93  12/31/94  12/31/95
Supreme
Industries, Inc.    100       163       788        1,125     1,200     1,843

Dow Jones-
Transportation
Equipment Sector    100       141       178          192       161       153

American Stock
Exchange Market
Value Index         100       128       130          155       141       178


                            Transactions With Management

As part of its original acquisition on January 19, 1984, of the specialized truck body manufacturing business now being operated by it, Supreme Corporation acquired an option to purchase certain real estate and improvements, at its Goshen, Indiana, and Griffin, Georgia facilities, leased to it by lessors controlled by the sellers of such business (one of whom is Omer G. Kropf). The option agreement provided that the option would expire on January 8, 1989, and that, prior to that time, it could be assigned to either or both of William J. Barrett and Herbert M. Gardner, members of the Company's Board of Directors.

On July 25, 1988, Supreme Corporation assigned the option (with the consent of the grantors of the option) to a limited partnership (the "Partnership"). The general partner of the Partnership is Supreme Corporation, and the limited partnership interests therein are owned (directly or indirectly) by individuals including Mr. Barrett, Mr. Gardner, Mr. Kropf, Dr. Cantwell, and Mr. Campbell, all of whom are members of the Company's Board of Directors.

In a transaction consummated on July 25, 1988, the Partnership exercised the option and purchased all of the subject real estate and improvements. Also on July 25, 1988, the Partnership and Supreme Corporation entered into new leases covering Supreme facilities in Goshen, Indiana and Griffin, Georgia at initial rental rates equivalent to those paid pursuant to the lease agreements with the prior lessors. The leases granted to Supreme Corporation certain options to purchase the properties for an aggregate initial price of $2,765,000 (subject to increases after the first year based upon increases in the Consumer Price Index). During the current fiscal year ending December 31, 1996, Supreme Corporation is obligated to pay approximately $474,000 in minimum annual lease payments to the Partnership.

In order to carry out the purchase of the subject real estate and improvements, the Partnership borrowed from a bank $2,363,000 collateralized by mortgages on such real estate, a security interest in specified personal properties, and the assignments of the leases. The initial capital contribution of the Partnership's limited partners covered the balance of the purchase price.

Messrs. Gardner and Barrett, who are members of the Company's Board of Directors, are also directors of Shelter Components Corporation ("Shelter"). The Company's Subsidiary -- Supreme Corporation-- purchases materials and supplies from Shelter in the ordinary course of business. During the year ended December 31, 1995, the Company's subsidiary purchased from Shelter materials and supplies having an aggregate purchase price of approximately $693,671, and such purchases were without special terms or condition. In addition, as of December 31, 1995, Messrs. Gardner and Barrett owned, in the aggregate, approximately 3% of the outstanding stock of Shelter.

Mr. Kropf, Executive Vice President and Director of the Company, is also President of Ideal Transportation and secretary-treasurer of Quality Transportation. In addition, Mr. Kropf is the sole shareholder of both Ideal and Quality Transportation. The Company's Subsidiary, Supreme Corporation, purchases delivery services from Quality and Ideal in the ordinary course of business. During the year ended December 31, 1995, Supreme Corporation purchased $1,354,000 and $54,000 from Quality and Ideal respectively. All purchases were without special terms or conditions.


                    INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has appointed Coopers & Lybrand L.L.P. to serve as auditors for the Company during the ensuing year. The Firm of Coopers & Lybrand L.L.P. has served as auditors for the Company since October 1990.
It is expected that a representative of Coopers & Lybrand L.L.P. will be present at the shareholders' meeting with the opportunity to make a statement if he desires to do so and also will be available to respond to appropriate questions at the meeting.

The Company's Board of Directors recommends that you vote FOR ratification of the selection of Coopers & Lybrand L.L.P. as the Company's auditors for the fiscal year ending December 31, 1996.

              PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION TO
            INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY'S CLASS A COMMON STOCK FROM 15,000,000 TO 20,000,000 SHARES

The Company's Certificate of Incorporation authorizes the issuance of 15,000,000 shares of Class A Common Stock with a par value of $.10, of which 7,127,289 shares were issued and outstanding as of March 1, 1996.
An additional 3,085,659 unissued shares are reserved for issuance with respect to the Company's 1982 Incentive Stock Option Plan, 1992 Stock Option Plan, 1993 Callable Warrants, 8.6% Convertible subordinated Notes, Series B, and upon conversion of the Company's Class B Common Stock. The Board of Directors has determined that it is appropriate to increase the number of authorized shares of Class A Common Stock to 20,000,000 shares. The Board of Directors believes this increase is necessary to insure that the Company has a sufficient number of authorized but unissued shares of Class A Common Stock available for corporate purposes, including possible future acquisitions of businesses, equity and convertible debt financing, stock dividends, splits or distributions, stock options, and for other general corporate purposes. Having such additional authorized shares available for issuance in the future will give the Company greater flexibility and will allow such shares to be issued upon approval by the Board of Directors, without the expense and delay of a special shareholders' meeting, unless such action is required by applicable law or the rules of a stock exchange on which the Company's securities are then listed. The Company has no agreements, commitments or plans for the issuance of additional shares of Class A Common Stock, except pursuant to the stock option plans, callable warrants, convertible notes, and convertible Class B Common Stock of the Company as described above.

The additional shares of Class A Common Stock for which authorization is sought will carry the same rights and privileges as the shares of Class A Common Stock presently outstanding. In the event that shares are issued in a transaction other than a stock dividend, split or distribution which inures to the benefit of each shareholder on a proportional basis, the additional shares of Class A Common Stock could have the effect of diluting the voting power of outstanding shares of Class A Common Stock.

The Board of directors has approved the submission to the shareholders of a proposed amendment to the Company's Certificate of Incorporation to effect such increase in the authorized shares of Class A Common Stock. The amendment would revise Article 4.a. of the Company's Certificate of Incorporation so that the first sentence thereof would read as follows:
"The aggregate number of shares of Class A Common Stock which the Corporation may issue is 20,000,000 shares with the par value of $.10." Under the Delaware General Corporation Law, approval of the amendment requires that affirmative vote of the holders of a majority of the outstanding shares of Common stock of the Company entitled to vote thereon and the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock of the Company entitled to vote thereon.
The amendment will become effective upon filing and recording a Certificate of Amendment as required by the General Corporation Law of Delaware.

THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY'S CLASS A COMMON STOCK FROM 15,000,000 TO 20,000,000 SHARES.

                             OTHER MATTERS

The Company's management knows of no other matters that may properly be, or which are likely to be, brought before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the enclosed proxy, or their substitutes, will vote in accordance with their best judgment on such matters.


                           SHAREHOLDER PROPOSALS

A shareholder proposal intended to be presented at the Company's Annual Meeting of Shareholders in 1997 must be received by the Company at its principal executive offices in Goshen, Indiana, on or before December 1, 1996 in order to be included in the Company's proxy statement and form of proxy relating to that meeting.


                            FINANCIAL STATEMENTS

Consolidated Financial Statements of the Company and Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") are contained in the Annual Report to Shareholders for the fiscal year ended December 31, 1995, enclosed herewith, and such statements and MD&A are incorporated herein by reference.

A COPY OF THE COMPANY'S MOST RECENT ANNUAL REPORT ON FORM 10-K WILL BE MADE AVAILABLE, WITHOUT CHARGE, UPON WRITTEN REQUEST TO THE TREASURER, SUPREME INDUSTRIES, INC., P.O. BOX 237, 65140 U.S. 33 EAST, GOSHEN, INDIANA 46526




                                  								By Order of the Board of Directors


Goshen, Indiana
March 25, 1996                      						William J. Barrett

                             CLASS A COMMON STOCK PROXY
                              SUPREME INDUSTRIES, INC.
                  PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       FOR THE ANNUAL MEETING OF SHAREHOLDERS
                                    MAY 2, 1996

The undersigned hereby appoint(s) Robert W. Wilson, Herbert M. Gardner and Rice M. Tilley, Jr., or any of them, each with full power of substitution, as proxies, to vote all Class A Common Stock in Supreme Industries, Inc. which the undersigned would be entitled to vote on all maters which may come before the 1996 Annual Meeting of Shareholders of the Company and any adjournments thereof.

The Board of Directors recommends a vote FOR each of the following items:


(TO BE SIGNED ON REVERSE SIDE)


     Please mark your
/x/  votes as in this
     example.         1 1002900000


    001-000094

1.  Election of  Directors:
___ For all nominees  ___ Withhold authority   Nominees:  H. Douglas Schrock
    listed at right       to vote for the                 Rice M. Tilley, Jr.
    except as marked      nominees listed                 Rick L. Horn
    to the contrary       at right
    below


INSTRUCTIONS:  To withhold authority to vote for
               any individual nominee, vote for
               all nominees and write that nominee's
               name on the line below.

               ____________________________________


                         2302 0033000000 1

2.  RATIFICATION OF SELECTION              __ FOR    __ AGAINST  __ ABSTAIN
    OF COOPERS & LYBRAND L.L.P.
    AS INDEPENDENT AUDITORS.

3. APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF THE COMPANY'S CLASS A COMMON STOCK FROM 15,000,000 TO 20,000,000 SHARES.
                                           __ FOR    __ AGAINST  __ ABSTAIN

    RETURNED PROXY CARDS WHEN PROPERLY EXECUTED WILL BE VOTED:
    (1) AS SPECIFIED ON THE MATTER(S) LISTED ABOVE; (2) IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS WHERE A CHOICE IS NOT SPECIFIED; AND (3) IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES ON ANY MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

    PLEASE DATE AND SIGN AS SHOWN HERE AND MAIL PROMPTLY IN THE ENCLOSED
    ENVELOPE.


SIGNATURE(S)  ____________________________	   DATE ________________
Note: Executors, trustees, and others signing in a representative capacity should indicate their names and capacity in which they sign.
